Exhibit (n)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 5, 2019 with respect to the consolidated financial statements and financial highlights and internal control over financial reporting of Stellus Capital Investment Corporation (the “Company”) for the year ended December 31, 2018, and our report dated March 14, 2019 with respect to the Senior Securities table as of December 31, 2018, which are contained in the Prospectus Supplement filed by the Company with the U.S. Securities and Exchange Commission on March 14, 2019 and this Registration Statement, respectively. We consent to the use of the aforementioned report in the Prospectus Supplement and Registration Statement, and to the use of our name as it appears under the captions “Selected Financial And Other Data,” “Senior Securities,” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Dallas, Texas

March 14, 2019